NEWS RELEASE

CPS ANNOUNCES $100 MILLION CREDIT FACILITY

IRVINE, California, April 23, 2015 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on April 17, 2015 it entered into a new two-year revolving credit agreement with Fortress Credit Co LLC.  The new agreement replaces a revolving credit agreement that CPS has used since December 2010, in which Fortress was a lead agent and lender.

Loans under the new credit agreement will be secured by automobile receivables that CPS now holds or will purchase from dealers in the future. CPS may borrow on a revolving basis through April 2017, after which CPS will have the option to repay the outstanding loans in full or to allow them to amortize for a further two-year period.

“We are pleased to continue our long-term relationship with Fortress, with whom we have now done business continually since 2009,” said Charles E. Bradley, Jr., President and Chief Executive Officer.   “With this renewal we continue to maintain our strategy of having two warehouse lines with multi-year revolving commitments followed by amortization periods.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777